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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT OF
              THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                       PACIFIC SUNWEAR OF CALIFORNIA, INC.

                Greg H. Weaver and Carl W. Womack certify that:

                1. They are the Chief Executive Officer and the Secretary, respectively, of Pacific Sunwear of California, Inc., a California corporation (the "Corporation").

                2. Article THIRD of the Third Amended and Restated Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

                THIRD: The total number of shares of all classes of stock which the corporation shall have authority to issue is 118,906,250 shares, consisting of 5,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), and 113,906,250 shares of Common Stock, $.01 par value (the "Common Stock"). The Board of Directors of the corporation shall have the full authority permitted by law to fix by resolution full, limited, multiple, fractional, or no voting rights, and such designation, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, of any series that may be desired in respect of the Preferred Stock.

                Upon the filing of this amendment of this Article THIRD to read as herein set forth, each outstanding share of Common Stock is split and divided into one and one-half (1 1/2) shares of Common Stock and each shareholder of record on the date of filing of this amendment holding any outstanding shares of Common Stock is entitled to receive a stock certificate or certificates to evidence and represent the additional shares of Common Stock to which such person is entitled by reason of such stock split on the basis of one-half (1/2) additional share for each share so held of record. No fractional shares shall be paid and instead each shareholder of record entitled to a fractional share shall receive a cash payment for such fractional interest based on the closing price of the corporation's Common Stock as reported by the National Association of Securities Dealers Automated Quotation System on the record date (as adjusted for the stock split).

                3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

                4. The Corporation has only Common Stock outstanding. Pursuant to section 902(c) of the California General Corporation Law, the foregoing amendment effecting a stock split (including an increase in the authorized number of shares in proportion thereto) may be adopted with approval by the Board of Directors alone.

                We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



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                IN WITNESS WHEREOF, the undersigned have executed this
Certificate of Amendment on December 17, 2002.

                                        /s/ Greg H. Weaver
                                        ----------------------------------------
                                        Greg H. Weaver
                                        Chief Executive Officer

                                        /s/ Carl W. Womack
                                        ----------------------------------------
                                        Carl W. Womack
                                        Secretary